Exhibit 99.1

FREIT Announces Third Quarter Fiscal 2019 Results

HACKENSACK, NJ, September 6, 2019 – First Real Estate Investment Trust of New Jersey (“FREIT” or the “Company”) reported its operating results for the fiscal quarter and nine months ended July 31, 2019. The results of operations as presented in this earnings release are unaudited and are not necessarily indicative of future results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS

	For the Fiscal Quarter Ended		For the Nine Months Ended
	July 31,		July 31,
($ in thousands, except per share amounts)	2019	2018	2019	2018

AFFO Per Share - Basic & Diluted	$0.41	$0.40	$1.16	$1.21
Dividends Per Share	$0.125	$0.05	$0.40	$0.10

Total Average Residential Occupancy	95.6%	94.6%	95.3%	94.0%

Total Average Commercial Occupancy (a)	81.6%	81.4%	81.4%	80.3%
Average Commercial Occupancy Excluding Rotunda Retail (b)	81.3%	82.2%	81.3%	81.4%
Average Occupancy at the Rotunda Retail	83.8%	75.7%	81.6%	72.3%

(a) Occupancy metrics exclude the Patchogue, New York property from all periods presented as the property was sold in February 2019.
(b) Occupancy metrics exclude the 156,000 square feet of Rotunda retail leasable space as the Rotunda was substantially completed in the third quarter of Fiscal 2016 and is in the lease-up phase.

Results for the Quarter

Real estate revenue increased 4.3% to $15.3 million for the fiscal quarter ended July 31, 2019 as compared to $14.6 million for the prior year’s comparable period. The increase in revenue was primarily attributable to an increase in the average occupancy rate at the Rotunda property resulting from the lease-up of the new residential units and retail space at the property.

Net income attributable to common equity (“net income”) was $0.2 million or $0.03 per share basic and diluted for the fiscal quarter ended July 31, 2019 as compared to $0.3 million or $0.04 per share basic and diluted for the prior year’s comparable period. The decrease in net income for the Current Quarter was primarily driven by an increase in revenue of approximately $0.6 million as explained in the preceding paragraph offset by Special Committee expenses in the amount of $0.4 million related to advisory and legal fees incurred in the current period’s quarter. (Refer to “Table of Revenue & Net Income Components”)

Results for the Nine Months

Real estate revenue increased 4.2% to $45 million for the nine months ended July 31, 2019 as compared to $43.2 million for the prior year’s comparable period. The increase in revenue was primarily attributable to an increase in the average occupancy rate at the Rotunda property resulting from the lease-up of the new residential units and retail space at the property.

Net income was $1.4 million or $0.21 per share basic and diluted for the nine months ended July 31, 2019 as compared to $1.1 million or $0.15 per share basic and diluted for the prior year’s comparable period. The increase in net income for the nine months ended July 31, 2019 was primarily driven by the following: a $1.8 million increase in revenue of as explained in the preceding paragraph; the prior period year being burdened by a $1.2 million loan prepayment cost (with a consolidated impact to FREIT of $0.8 million) related to the Pierre Towers, LLC loan refinancing; an $0.8 million gain on the sale of the Patchogue, New York property sold in February 2019; offset by real estate tax credits and refunds related to the Icon at the Rotunda property in the amount of approximately $1.1 million received in the prior period year related to Fiscal 2017 (with a consolidated impact to FREIT of approximately $0.7 million); Special Committee expenses in the amount of approximately $1 million related to advisory and legal fees incurred in the current period’s year; and an $0.6 million increase in interest expense on the loan on the Rotunda property resulting from an increase in interest rates and the loan amount. (Refer to “Table of Revenue & Net Income Components”)

Table of Revenue & Net Income Components

	For the Fiscal Quarter Ended July 31,			For the Nine Months Ended July 31,
	2019	2018	Change	2019	2018	Change
	(In Thousands of Dollars, Except Per Share Amounts)			(In Thousands of Dollars, Except Per Share Amounts)
Revenue:
Commercial properties	$6,917	$6,626	$291	$20,194	$19,405	$789
Residential properties	8,338	8,005	333	24,775	23,745	1,030
Total real estate revenues	15,255	14,631	624	44,969	43,150	1,819
Operating expenses:
Real estate operations	6,629	6,508	121	19,176	18,344	832
General and administrative	1,150	556	594	3,127	1,748	1,379
Depreciation	2,806	3,029	(223)	8,413	8,573	(160)
Total operating expenses	10,585	10,093	492	30,716	28,665	2,051
Operating income	4,670	4,538	132	14,253	14,485	(232)
Financing costs (a)	(4,496)	(4,537)	41	(13,675)	(14,108)	433
Investment income	92	89	3	276	201	75
Unrealized (loss) gain on interest rate cap contract	(1)	21	(22)	(160)	40	(200)
Gain on sale of property (b)	-	-	-	836	-	836
Net income	265	111	154	1,530	618	912
Net (income) loss attributable to noncontrolling interests in subsidiaries	(66)	181	(247)	(86)	432	(518)
Net income attributable to common equity	$199	$292	$(93)	$1,444	$1,050	$394

Earnings per share - basic and diluted	$0.03	$0.04	$(0.01)	$0.21	$0.15	$0.06

Weighted average shares outstanding:
Basic	6,950	6,890		6,932	6,876
Diluted	6,951	6,890		6,932	6,876

(a) Included in the nine months ended July 31, 2018 is a $1.2 million loan prepayment cost related to the Pierre Towers, LLC loan refinancing on January 8, 2018.
(b) Included in the nine months ended July 31, 2019 is a gain on sale of the Patchogue, New York property sold on February 8, 2019.

Dividend

The Board of Trustees declared a third quarter dividend of $0.125 per share, which will be paid on September 13, 2019 to shareholders of record on September 1, 2019.

Financing Activity

On August 26, 2019, Berdan Court, LLC (“Berdan Court”), (owned 100% by FREIT), refinanced its $17 million loan with the lender in the amount of $28,815,000. This loan, secured by an apartment building located in Wayne, New Jersey, has a term of ten years and bears a fixed interest rate equal to 3.54%. Interest-only payments are required each month for the first five years of the term and thereafter, principal payments plus accrued interest will be required each month through maturity. This refinancing resulted in: (i) a reduction in the annual interest rate from a fixed rate of 6.09% to a fixed rate of 3.54% and (ii) net refinancing proceeds of approximately $11.6 million which can be used for capital expenditures and general corporate purposes.

Adjusted Funds From Operations

Funds From Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FREIT does not include sources or distributions from equity/debt sources in its computation of FFO. Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income, which are not considered by management to be the primary drivers of its decision making process. These adjustments to GAAP net income involve straight-line rents and recurring capital improvements on FREIT’s residential apartments.

The modified FFO computation is referred to as Adjusted Funds From Operations (“AFFO”). FREIT believes that AFFO is a superior measure of its operating performance. FREIT computes FFO and AFFO as follows:

	For the Fiscal Quarter Ended July 31,		For the Nine Months Ended July 31,
	2019	2018	2019	2018
	(In Thousands of Dollars, Except Per Share Amounts)		(In Thousands of Dollars, Except Per Share Amounts)
Funds From Operations ("FFO") (a)

Net income	$265	$111	$1,530	$618
Depreciation of consolidated properties	2,806	3,029	8,413	8,573
Amortization of deferred leasing costs	140	197	400	497
Distributions to minority interests	-	(89)	(686)	(429	)(b)
Gain on sale of property	-	-	(836)	-
FFO	$3,211	$3,248	$8,821	$9,259

Per Share - Basic and Diluted	$0.46	$0.47	$1.27	$1.35

(a) As prescribed by NAREIT.
(b) FFO excludes the distribution of proceeds to minority interest in the amount of approximately $6 million related to the refinancing of the loan for Pierre Towers, LLC, owned by S And A Commercial Associates Limited Partnership which is a consolidated subsidiary.

Adjusted Funds From Operations ("AFFO")

FFO	$3,211	$3,248	$8,821	$9,259
Deferred rents (Straight lining)	(126)	(182)	(313)	(355)
Capital Improvements - Apartments	(204)	(337)	(489)	(575)
AFFO	$2,881	$2,729	$8,019	$8,329

Per Share - Basic and Diluted	$0.41	$0.40	$1.16	$1.21

Weighted Average Shares Outstanding:
Basic	6,950	6,890	6,932	6,876
Diluted	6,951	6,890	6,932	6,876

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT, and therefore FREIT’s FFO and AFFO may not be directly comparable to those of other REITs.

The statements in this report, which relate to future earnings or performance, are forward-looking. Actual results may differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS.) REIT organized in 1961. Its portfolio of residential and commercial properties are located in New Jersey, New York and Maryland, with the largest concentration in northern New Jersey.

For additional information, contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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